Exhibit 8.1

List of Significant Subsidiaries

Draganfly Innovations Inc., a company incorporated under the laws of the Province of British Columbia, all of the shares of which are beneficially owned by the Company.

Dronelogics Systems Inc., a company incorporated under the laws of the Province of British Columbia, all of the shares of which are beneficially owned by the Company.

Draganfly Innovations USA Inc., a company incorporated under the laws of Delaware, all of the shares of which are beneficially owned by the Company.